Exhibit 3.1.9

AMENDMENT NO. 9

TO

AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

ENERGY TRANSFER PARTNERS, L.P.

This Amendment (this “Amendment”) to the Amended and Restated Agreement of Limited Partnership of Energy Transfer Partners, L.P. (formerly, Heritage Propane Partners, L.P.), a Delaware limited partnership (the “Partnership”), dated as of June 27, 1996, as amended as of August 9, 2000, January 5, 2001, October 5, 2001, February 4, 2002, January 15, 2004, February 13, 2004, March 15, 2005 and February 6,2006 (as so amended, the “Partnership Agreement”), is entered into effective as of May 1, 2006, by Energy Transfer Partners GP, L.P., a Delaware limited partnership (“ETP GP”), as the general partner of the Partnership, on behalf of itself and the Limited Partners of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (to reflect a change that, in the discretion of the General Partner, does not adversely affect the Unitholders in any material respect); and

WHEREAS, Section 6.3 of the Partnership Agreement requires the distribution of 100% of the Available Cash with respect to any Quarter; and

WHEREAS, the General Partner determines that increases in the quarterly distribution are warranted by reviewing the funds reasonably anticipated to be available to the Partnership on an annual basis; and

WHEREAS, sufficient funding sources are available to the Partnership which may be utilized to pay the quarterly distribution in any given quarter;

NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:

AMENDMENT

Section 1. Definitions. Section 1.1 of the Partnership Agreement is hereby amended by deleting subsection (a) of the definition of “Available Cash” contained therein and inserting in lieu the following new subsection (a):

“Available Cash,” means, with respect to any Quarter ending prior to the Liquidation Date,

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand immediately prior to the date of the distribution of Available Cash with respect to such Quarter resulting from borrowings for working capital purposes made subsequent to the end of such Quarter, less

Section 2. Amendment of terms relating to Distributions. Section 6.3(a) of the Partnership Agreement shall be amended by inserting the following after the first sentence thereof:

“The General Partner shall be entitled, prior to the close of a Quarter, to declare the amount of the distribution of Available Cash for such Quarter based upon a good faith estimate of the amount of Available Cash for such Quarter, provided that the amount of cash actually distributed by the Partnership for such Quarter does not exceed the amount of Available Cash for such Quarter.”

Section 3. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

Section 4. Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

Section 5. Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

Energy Transfer Partners GP, L.P.

By:	Energy Transfer Partners, L.L.C.,
its General Partner

By:	/s/ H. Michael Krimbill
H. Michael Krimbill
President

LIMITED PARTNERS:
All Limited Partners now and hereafter admitted as limited partners of the Partnership, pursuant to Powers of Attorney now and hereafter executed in favor of, and granted and delivered to, the General Partner.

By:

Energy Transfer Partners, L.L.C., General Partner of Energy Transfer Partners GP, L.P., General Partner, As attorney-in-fact for all Limited Partners pursuant to the Powers of Attorney granted pursuant to Section 2.6 of the Partnership Agreement.

By:	/s/ H. Michael Krimbill
H. Michael Krimbill
President

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